EXHIBIT A - Item 77k

Securities and Exchange Commission
Washington, D.C. 20549
August 28, 2001
Ladies and Gentlemen:
We were previously principal accountants for Barclays Global Investors Funds, Inc. and Master Investment Portfolio and, under the date of Febuary 9, 2001, we reported on the financial statements of Asset Allocation Fund, Bond Index Fund, Institutional Money Market Fund, Money Market Fund and S&P 500 Stock Fund, each a series of Barclays Global Investors Funds, Inc. and Asset Allocation Master Portfolio, Bond Index Master Portfolio, Extended Equity Index Master Portfolio, International Index Master Portfolio, Money Market Master Portfolio, Russell 2000 Index Master Portfolio, S&P 500 Index Master Portfolio and U.S. Equity Index Master Portfolio, each a series of Master Investment Portfolio as of December 31, 2000 and for the year then ended, the ten-month period ended
December 31, 1999 and for each of the years in the four-year period ended February 28, 1999.

Under the date of April 13, 2001, we reported on the financial statements of LifePath Income Fund, LifePath 2010 Fund, LifePath 2020 Fund, LifePath 2030 Fund and LifePath 2040 Fund, each a series of Barclays Global Investors Funds, Inc. and LifePath Income Master Portfolio, LifePath 2010 Master Portfolio, LifePath 2020 Master Portfolio, LifePath 2030 Master Portfolio and LifePath 2040 Master Portfolio, each a series of Master Investment Portfolio as of February 28, 2001 and for each of the years in the four-year period then ended and for the period from March 26, 1996 to February 28, 1997.

On May 31, 2001, we resigned. We have read the statements of Barclays Global Investors Funds, Inc. and Master Investment Portfolio included under Item 77k of its Form N-SAR dated August 28, 2001, and we agree with such statements.

Very truly yours,
/s/ KPMG LLP